UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2026
PLAYBOY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Independent Director

On June 3, 2026, the Board of Directors (the “Board”) of Playboy, Inc. (the “Company”) appointed Jennifer Cabalquinto to the Board, as a new, non-employee, independent Class I director. As a result of the appointment of Ms. Cabalquinto, the Board is currently comprised of seven directors, four of whom the Board has determined are independent.

Ms. Cabalquinto, 58, has served as Chair of the Board of Directors of KQED, the San Francisco Bay Area’s Public Broadcasting Service and National Public Radio affiliate, since January 2023, and she previously chaired KQED’s Finance Committee from January 2021 to December 2022. Ms. Cabalquinto has also served on the board of directors of the American Century Investments California funds, since July 2021, where she chairs the Audit Committee and serves on the Technology & Risk Committee and Portfolio Committee. Ms. Cabalquinto previously served as an independent director and Audit Committee Chair of Sabio Holdings Inc. (TSXV: SBIO / OTCQX: SABOF), a publicly traded ad-tech company, from 2022 to 2024. In addition to her public company and mutual fund governance experience, Ms. Cabalquinto has served on the boards of private equity-backed companies and nonprofit organizations, providing oversight of audit, risk management, strategy, and finance matters. From 2021 to 2023, Ms. Cabalquinto served as Chief Financial Officer of 2K, a publishing label of Take-Two Interactive Software, Inc. (NASDAQ: TTWO). In that role, she led finance operations and business process transformation initiatives supporting Take-Two’s global video game publishing business. From 2013 to 2020, Ms. Cabalquinto served as Chief Financial Officer of Golden State Warriors Sports, LLC. In that role, she oversaw financial planning, accounting, treasury, and strategic finance activities for the organization and its related entities, including the Chase Center development project. Before that, Ms. Cabalquinto held several senior finance leadership positions with NBCUniversal Media, LLC and its affiliated businesses, including serving as Chief Financial Officer of Universal Studios Hollywood and Vice President of Finance for NBCUniversal’s television operations. Earlier in her career, she held finance leadership roles at Telemundo Communications Group and began her career with Ernst & Young LLP. Ms. Cabalquinto holds a Bachelor of Science degree in accounting from the State University of New York at Binghamton.

Ms. Cabalquinto brings to the Board extensive public company financial oversight, audit and risk management expertise, operational leadership experience, and deep knowledge of brand-driven and consumer-facing businesses. Her more than 30 years of strategic finance and corporate governance experience with media, entertainment, sports, consumer, and technology-related businesses, including multiple publicly traded companies, qualifies her to serve on the Board, and to provide business and governance guidance to the Board and management.

Ms. Cabalquinto will be compensated in accordance with the Company’s standard compensation policies and practices for non-employee directors of the Board, which is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2026. The Company will also enter into its standard form of indemnification agreement for Board members (the “Indemnification Agreement”) with Ms. Cabalquinto. The form of Indemnification Agreement is attached as Exhibit 10.26 to the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021. The Board will determine which committees of the Board Ms. Cabalquinto will be appointed to, if any, at a later date, and will file an amendment to this Current Report on Form 8-K to disclose any such appointment.

In connection with her appointment, the Board has determined that Ms. Cabalquinto is an “independent director” as contemplated by Listing Rule 5605(b)(1) of The Nasdaq Stock Market LLC (“Nasdaq”). Ms. Cabalquinto’s initial term will expire at the Company’s 2027 annual meeting of stockholders, or her earlier resignation or removal. As of the date of this Current Report on Form 8-K, neither Ms. Cabalquinto nor any of her immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Ms. Cabalquinto party to any understanding or arrangement pursuant to which she was appointed as a director. Ms. Cabalquinto does not have any family relationship with any director or executive officer of the Company.

Compliance with Nasdaq Rules Following Appointment of Ms. Cabalquinto

On June 3, 2026, the Company notified Nasdaq of Ms. Cabalquinto’s appointment to the Board. As a result of Ms. Cabalquinto’s appointment, on June 3, 2026, Nasdaq confirmed that the Company regained compliance with Nasdaq Listing Rule 5605(b)(1), which requires that the majority of the board of directors of a Nasdaq-listed company be comprised of “independent directors” as defined in the applicable listing rules of Nasdaq.

The Company issued a press release, on June 4, 2026, announcing the appointment of Ms. Cabalquinto to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 4, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2026	PLAYBOY, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel & Secretary
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